Exhibit 99.1

STONE ENERGY CORPORATION

Announces the Appointment of a New Director

LAFAYETTE, LA. January 19, 2012

Stone Energy Corporation (NYSE: SGY) today announced the addition of Phyllis M .Taylor to its Board of Directors. Mrs. Taylor is the Chairman and Chief Executive Officer of Taylor Energy Company LLC.

Stone’s Chief Executive Officer David Welch states, “We are pleased to have Phyllis join our Board. We look forward to the influence she will provide given her knowledge and experience in the oil and gas industry.”

Mrs. Taylor is a graduate of Tulane University School of Law in New Orleans. She served as law clerk for the Supreme Court of Louisiana and subsequently in-house counsel for a private energy company. Mrs. Taylor also serves as Chairman and President of the Patrick F. Taylor Foundation. Mrs. Taylor is involved in numerous civic activities, including serving on the New Orleans Business Council and Education Commission of the States, the Congressional Medal of Honor Education Board, the Smithsonian National Board, and the Greater New Orleans Foundation.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.